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               IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY

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                                                   :
Breakwater Partners, LP,
on behalf of himself                               :
and all others similarly situated,

                                                   :

           Plaintiff,                              :    Civil Action No. 20073

                                                   :    SHAREHOLDER CLASS
           -against-                                    ACTION COMPLAINT
                                                   :
Martin T. Sosnoff, Jay S. Goldsmith, Ronald H.
Menaker, Craig B. Steinberg, Thurston              :
Twigg-Smith and Atalanta/Sosnoff Capital
Corporation,                                       :

          Defendants.                              :

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     Plaintiff, as and for its class action complaint, alleges upon personal knowledge as to itself and its own acts, and upon information and belief derived from, inter alia, a review of documents filed with the Securities and Exchange Commission and publicly available news sources, such as newspaper articles, as to all other matters, as follows:


                              NATURE OF THE ACTION
                              --------------------

1. This is a stockholder class action brought by plaintiff on behalf of the public shareholders of Atalanta/Sosnoff Corporation ("Atalanta" or the "Company") common stock against Atalanta and its directors to enjoin defendants from accepting the going-private offer of Martin T. Sosnoff, the Company's founder, Chairman, Chief Executive Officer, Chief Investment Officer and owner of 83% of the Company's outstanding shares, at a grossly inadequate consideration, and to obtain other appropriate relief.


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                                     PARTIES
                                     -------

2. Plaintiff Breakwater Partners, LP has been the beneficial owner of Atalanta common stock at all relevant times and continues to be the beneficial owner of such shares.

3. Defendant, Atalanta, is a Delaware corporation with its principal place of business at 101 Park Avenue, New York, New York 10178. According to the Company's most recent 10-K, filed with the Securities and Exchange Commission on March 28, 2002 (the "10-K"), Atalanta provides discretionary investment advisory, brokerage and other related services.

4. Defendant Martin T. Sosnoff ("Sosnoff") is the founder of the Company and has been Chairman of the Board, Chief Executive Officer, and Chief Investment Officer of the Company and its subsidiaries since their inceptions. According to Atalanta's most recent Schedule 14A, filed with the Securities and Exchange Commission on March 27, 2002, Sosnoff beneficially owns 7,012,516 shares of Atalanta and was deemed to own 76.9% of the Company (1). Sosnoff serves on the Executive, Compensation and Stock Option and committees of Atalanta's Board of Directors (the "Board").

5. Defendant Jay S. Goldsmith ("Goldsmith") has served as a director of Atalanta since 2001. Goldsmith serves on the Audit, Compensation and Stock Option committees of the Board.




----------------------
(1) According to the Proxy Statement, Atalanta was deemed to have 9,125,707 shares outstanding as of March 27, 2002. However, this number has decreased to 8,470,705 shares as of November 8, 2002, as disclosed in Atalanta's most recent 10-K, filed with the Securities and Exchange Commission on that same day. At all events, Plaintiff relies on Atalanta's representation that as of December 6, 2002, Defendant Sosnoff owns 83% of the outstanding shares of Atalanta.

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6.      Defendant Ronald H. Menaker ("Menaker") has served as a director of
Atalanta since 1999. Menaker serves on the Audit, Compensation and Stock Option committees of the Board.

7. Defendant Craig B. Steinberg ("Steinberg") has served as a director of Atalanta since 1997. Steinberg has served as President and Director of Research of the Company, and has held other offices with the Company and its subsidiaries, since 1985. Steinberg serves on the Executive committee of the Board.

8. Defendant Thurston Twigg-Smith ("Twigg-Smith") has served as a director of Atalanta since June 1994. Twigg-Smith serves on the Audit, Compensation and Stock Option committees of the Board.

9. The defendants identified in paragraphs 4 through 8 collectively constitute the entirety of Atalanta's board of directors. These five individuals are hereinafter referred to collectively as the "Individual Defendants."

10. By virtue of their positions as directors, and where applicable, officers of Atalanta and/or their exercise of control and ownership over the business and corporate affairs of Atalanta, the Individual Defendants have, and at all relevant times had, the power to control and influence and did control and influence and cause Atalanta to engage in the acts complained of herein. Each Individual Defendant owed and owes Atalanta and its shareholders fiduciary obligations and were and are required by law to: (1) use their ability to control and manage Atalanta in a fair, just and equitable manner; (2) act in furtherance of the best interests of Atalanta and its shareholders; (3) act to maximize the value for all shareholders; (4) govern Atalanta in such a manner as to heed the expressed views of its public shareholders; (5) refrain from abusing their positions of control; and

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(6) not to favor their own interests or the interests of the majority shareholder at the expense of Atalanta and its minority shareholders.

11. Each defendant herein is sued individually and/or as a conspirator and aidor and abettor. The Individual Defendants are also sued in their capacity as directors of Atalanta. The liability of each defendant arises from the fact that they have engaged in all or part of the unlawful acts, plans, schemes, or transactions complained of herein.


                            CLASS ACTION ALLEGATIONS
                            ------------------------

12. Plaintiff, a shareholder of Atalanta, brings this action as a class action pursuant to Delaware Rule of Chancery 23 on behalf of himself and all minority Atalanta common stock holders. Excluded from the Class are defendants, members of the immediate families of the defendants, their heirs and assigns, and those in privity with them.

13. The members of the Class are so numerous that joinder of all of them would be impracticable. While the exact number of Class members is unknown to plaintiff, and can be ascertained only through appropriate discovery, plaintiff believes there are many thousands of Class members. According to Atalanta's most recent 10-Q, filed with the Securities and Exchange Commission on November 8, 2002, Atalanta has 8,470,705 shares of common stock outstanding.

14. Plaintiff's claims are typical of the claims of the Class, since plaintiff and the other members of the Class have and will sustain damages arising out of defendant's breaches of their fiduciary duties. Plaintiff does not have any interests that are adverse or antagonistic to those of the Class. Plaintiff will fairly and adequately protect the interests of the Class. Plaintiff is committed to the vigorous prosecution of this action and has retained counsel competent and experienced in this type of litigation.


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15.     There are questions of law and fact common to the members of the Class that predominate over any questions which, if they exist, may affect individual class members. The predominant questions of law and fact include, among others, whether:

        (a) the defendants have and are breaching their fiduciary duties to the detriment of Atalanta's shareholders;

        (b) the Class has been damaged and the extent to which members of the Class have sustained damages, and what is the proper measure of those damages.

16. A class action is superior to all other available methods for the fair and efficient adjudication of this controversy, since joinder of all members is impracticable. Further, as individual damages may be relatively small for most members of the Class, the burden and expense of prosecuting litigation of this nature makes it unlikely that members of the Class would prosecute individual actions. Plaintiff anticipates no difficulty in the management of this action as a class action. Further, the prosecution of separate actions by individual members of the class would create a risk of inconsistent or varying results, which may establish incompatible standards of conduct for defendants.


                            SUBSTANTIVE ALLEGATIONS
                            -----------------------

17. On Friday, December 6, 2002, after the market closed, Atalanta announced that it had received a proposal from Defendant Martin T. Sosnoff, the Company's founder, Chairman of the Board, Chief Executive Officer, Chief Investment Officer and majority shareholder, to acquire beneficial ownership of the 17% of Atalanta which he did not currently own at a price of $12.50 per share the ("Proposed Transaction"). Earlier that day, Atalanta closed at $10.25 per share.



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18.     Atalanta shares have consistently traded over $10.00 per share, closing as high as $12.35 per share in early May 2002. According to the 10-K, filed on March 27, 2002, this strong performance was expected to continue:

            The Company's performance results since inception rank above the median among peer group money managers. Because of the strong relative equity performance results for each of the four years ended December 31, 2001, the Company's performance rankings are very good.

            The Company believes it has the capacity to continue to increase the number of client accounts under management without significant increases in fixed costs or personnel and without adversely affecting the quality of service to existing clients. The Company has continued to implement enhancements to its portfolio accounting, allocation, monitoring and reporting systems to enable it to more efficiently manage client accounts.

19. Recognizing the solid performance of Atalanta, Sosnoff, its majority-controlling shareholder, determined to usurp this value for himself, denying Atalanta's minority shareholders the opportunity to obtain fair value for their equity interest by proposing a buy-out transaction at an insufficient premium.

20. The Individual Defendants have failed to determine the value of Atalanta as a public entity and have thereby allowed the price of Atalanta stock to be capped, depriving plaintiff and the Class of the opportunity to realize any increase in the value of Atalanta shares. Despite the long-term value of the Atalanta acquisition for Sosnoff, Atalanta shareholders will be receiving an inadequate premium over Atalanta's stock price immediately prior to announcement of the Proposed Transaction.

21. By entertaining the offer from Sosnoff, Atalanta's board has initiated a process to sell the Company, which imposes heightened fiduciary responsibilities and requires enhanced scrutiny by the Court. However, the terms of the Proposed Transaction were not the result of a full and fair negotiation process or active market check. Rather, they



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were arrived at without a full and thorough investigation by the Individual
Defendants and the price and process are intrinsically unfair and inadequate from the standpoint of Atalanta's shareholders.

22. The Individual Defendants have failed to make an informed decision to date as no market check of Atalanta's value was obtained.

23. The Individual Defendants have violated the fiduciary duties they owe to the shareholders of Atalanta. The terms of the Proposed Transaction, its timing, and defendants' failure to evaluate the value of Atalanta as an independent entity, demonstrate a clear absence of the exercise of due care and of loyalty to Atalanta's public shareholders.

24. The Individual Defendants fiduciary obligations under the circumstances of Sosnoff's offer obligated them to:

                (a) Undertake an appropriate evaluation of Atalanta's net worth as a merger/acquisition candidate and as an independent entity;

                (b) Actively evaluate the Proposed Transaction in an attempt to obtain the best value for Atalanta's public shareholders;

                (c) Act independently so that the interests of Atalanta's public shareholders would be protected and enhanced; and

                (d) Adequately ensure that no conflicts of interest exist between the Individual Defendants' own interests, or the interests of the Company's majority shareholder on the one hand, and their fiduciary obligations to maximize shareholder value or, if such conflicts exist, to ensure that all conflicts are resolved in the best interests of Atalanta's public shareholders.


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25.     The Individual Defendants have breached their fiduciary duties by reason of the acts and transactions complained of herein.

26. Plaintiff and other members of the class have been and will be damaged in that they have not and will not receive their fair proportion of the value of Atalanta's assets and business, will be largely divested from their right to share in Atalanta's future growth and development and have been and will be prevented from obtaining a fair and adequate price for their shares of Atalanta common stock.

27. The consideration to be paid to class members in the proposed merger is unfair and inadequate because, inter alia, the intrinsic value of Atalanta's common stock is in excess of the amount offered by Sosnoff, giving due consideration to the anticipated operating results, net asset value, cash flow, profitability and established markets of Atalanta.

28. The Individual Defendants have not yet appointed or retained any truly independent person or entity to negotiate for or on behalf of Atalanta's public shareholders to promote their best interests in the Proposed Transaction.

29. The Individual Defendants have breached their duty of loyalty to Atalanta's public shareholders by using their control of Atalanta to attempt to force plaintiff and the class to exchange their equity interest in the Company for unfair consideration, and to deprive Atalanta's public shareholders of the maximum value to which they are entitled.

30. The terms of the Proposed Transaction are grossly unfair to the class, and the unfairness is compounded by the gross disparity between the knowledge and information possessed by the Individual Defendants by virtue of their positions of control of Atalanta and that possessed by Atalanta's public shareholders. Defendants' intent is to take


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advantage of this disparity and to induce class members to relinquish their
Atalanta shares at an unfair price on the basis of incomplete or inadequate information.

31. By reason of the foregoing, plaintiff and each member of the class is suffering irreparable injury and damages.

32.     Plaintiff and other members of the class have no adequate remedy at law.




WHEREFORE, plaintiff demands judgment as follow:

1. determining that this action is a proper class action under Delaware Rule of Chancery 23, and that plaintiff is a proper class representative;

2. declaring that defendants have breached their fiduciary duties to plaintiff and the Class and aided and abetted such breaches;

3. enjoining the Proposed Transaction and, if the Proposed Transaction is consummated, rescinding it;

4. awarding plaintiff and the class compensatory and/or rescissory damages as allowed by law;

5. awarding interest, attorney's fees, expert fees and other costs, in an amount to be determined; and

6.  granting such other relief as the Court may find just and proper.







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Dated: December 12, 2002



                                    HUGHES SISK & GLANCY, P.A.




                                    By: /s/ Brian P. Glancy
                                       ----------------------------
                                    Brian P. Glancy
                                    522 Greenhill Avenue
                                    Wilmington, Delaware 19805


                                    Attorneys for Plaintiff




OF COUNSEL:


Law Office of William Coudert Rand
19 W. 44th Street
Suite 1615
New York, NY 10036
212-609-5058






















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